SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
   13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*



                          Actuate Software Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   00508B 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-(c)

             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 22 Pages
                       Exhibit Index Contained on Page 20

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00508B 10 2                                             13 G                  Page 2 of 22 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel IV L.P. ("A IV")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          3,665,254 shares,  except that A IV Assoc., the general partner of A IV,
            BENEFICIALLY                      and Breyer, Evnin, Hill, Klingenstein,  Patterson, Sednaoui, Swartz, and
           OWNED BY EACH                      SFP, the general  partners of A IV Assoc.,  may be deemed to have shared
             REPORTING                        voting power with respect to such shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              3,665,254 shares,  except that A IV Assoc., the general partner of A IV, and Breyer, Evnin, Hill, Klingenstein,  Patterson, Sednaoui, Swartz, and
                                              SFP, the general  partners of A IV Assoc.,  may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,665,254
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    26.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00508B 10 2                                             13 G                  Page 3 of 22 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Keiretsu L.P. ("AKTSU")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          74,697  shares,  except  that  AP&C,  the  general  partner of AKTSU and
           BENEFICIALLY                       Breyer,  Evnin,  Hill,  Patterson,  Sednaoui and Swartz, the officers of
          OWNED BY EACH                       AP&C,  may be deemed to have shared  voting  powers with respect to such
             REPORTING                        shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              74,697  shares,  except  that  AP&C,  the  general  partner of AKTSU and
                                              Breyer,  Evnin,  Hill,  Patterson,  Sednaoui and Swartz, the officers of
                                              AP&C,  may be deemed to have shared  dispositive  powers with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       74,697
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.54%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00508B 10 2                                             13 G                  Page 4 of 22 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Investors '93 L.P. ("AI93")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          145,462  shares,  except that Breyer,  Evnin,  Klingenstein,  Patterson,
           BENEFICIALLY                       Sednaoui and Swartz, the general partners of AI93, may be deemed to have
          OWNED BY EACH                       shared voting power with respect to such shares.
             REPORTING
              PERSON
               WITH

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              145,462  shares,  except that Breyer,  Evnin,  Klingenstein,  Patterson,
                                              Sednaoui and Swartz,  the general partners of AI93 may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       145,462
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00508B 10 2                                             13 G                  Page 5 of 22 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Swartz Family Partnership L.P. ("SFP")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
           OWNED BY EACH             -------- ------------------------------------------------------------------------
            REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,665,254  shares, of which 3,665,254 are shares directly owned by A IV.
                                              SFP is a general partner of A IV Assoc., the general partner of A IV and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,665,254  shares, of which 3,665,254 are shares directly owned by A IV.
                                              SFP is a general partner of A IV Assoc., the general partner of A IV and may be deemed to have  shared  dispositive  power  with  respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,665,254
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    26.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00508B 10 2                                             13 G                  Page 6 of 22 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel IV Associates L.P. ("A IV Assoc.")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH             -------- ------------------------------------------------------------------------
            REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,665,254  shares, of which 3,665,254 are shares directly owned by A IV.
                                              A IV Assoc.  is the  general  partner  of A IV and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,665,254  shares, of which 3,665,254 are shares directly owned by A IV.
                                              A IV Assoc.  is the  general  partner  of A IV and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,665,254
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    26.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00508B 10 2                                             13 G                  Page 7 of 22 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Partners & Co. Inc. ("AP&C")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH            -------- ------------------------------------------------------------------------
            REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           74,697 shares,  of which 74,697 are shares directly owned by AKTSU. AP&C is the general  partner of AKTSU and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              74,697 shares,  of which 74,697 are shares directly owned by AKTSU. AP&C is the  general  partner  of  AKTSU  and may be  deemed  to have  shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       74,697
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.54%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    CO
------------ ---------------------------------------------------------------------------------------------------------

                                        o SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00508B 10 2                                             13 G                  Page 8 of 22 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Ellmore C. Patterson Partners  ("ECPP")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          86,490  shares,  all of which Arthur C. Patterson may be deemed to have
            BENEFICIALLY                      sole voting power for.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              86,490  shares,  all of which Arthur C.  Patterson may be deemed to have sole dispositive power for.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       86,490
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        o SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00508B 10 2                                             13 G                  Page 9 of 22 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      James W. Breyer ("Breyer")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH             -------- ------------------------------------------------------------------------
            REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,885,413  shares, of which 3,665,254 are shares directly owned by A IV,
                                              74,697  are  shares  directly  owned by AKTSU,  and  145,462  are shares directly owned by AI93. Breyer may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,885,413  shares, of which 3,665,254 are shares directly owned by A IV,
                                              74,697  are  shares  directly  owned by AKTSU,  and  145,462  are shares directly owned by AI93. Breyer may be deemed to have shared  dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,885,413
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    28.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00508B 10 2                                             13 G                  Page 10 of 22 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Luke B. Evnin ("Evnin")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,885,413  shares, of which 3,665,254 are shares directly owned by A IV,
                                              74,697  are  shares  directly  owned by AKTSU,  and  145,462  are shares directly owned by AI93.  Evnin may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,885,413  shares, of which 3,665,254 are shares directly owned by A IV,
                                              74,697  are  shares  directly  owned by AKTSU,  and  145,462  are shares directly owned by AI93.  Evnin may be deemed to have shared  dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,885,413
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    28.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00508B 10 2                                             13 G                  Page 11 of 22 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Eugene D. Hill, III ("Hill")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH             -------- ------------------------------------------------------------------------
            REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,739,951  shares,  of which 3,665,254 are shares directly owned by A IV and  74,697 are shares  directly  owned by AKTSU.  Hill may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,739,951  shares,  of which 3,665,254 are shares directly owned by A IV and  74,697 are shares  directly  owned by AKTSU.  Hill may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,739,951
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    27.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00508B 10 2                                             13 G                  Page 12 of 22 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Paul H. Klingenstein ("Klingenstein")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH             -------- ------------------------------------------------------------------------
            REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,810,716  shares, of which 3,665,254 are shares directly owned by A IV, and  145,462  are shares  directly  owned by AI93.  Klingenstein  may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,810,716  shares, of which 3,665,254 are shares directly owned by A IV, and  145,462  are shares  directly  owned by AI93.  Klingenstein  may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,810,716
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    27.7%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00508B 10 2                                             13 G                  Page 13 of 22 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Arthur C. Patterson ("Patterson")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          86,490  shares of which 86,490 are shares  directly  owned by Ellmore C.
           BENEFICIALLY                       Patterson Partners.  Patterson is the general partner of ECPP and may be
          OWNED BY EACH                       deemed to have sole voting power with respect to such shares.
             REPORTING               -------- ------------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER
                                              3,885,413  shares, of which 3,665,254 are shares directly owned by A IV,
                                              74,697  are  shares  directly  owned by AKTSU,  and  145,462  are shares directly  owned by AI93.  Patterson  may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              86,490  shares of which 86,490 are shares  directly  owned by Ellmore C.
                                              Patterson  Partners  (`ECPP").  Patterson is the general partner of ECPP and may be deemed to have sole  dispositive  power with  respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,885,413  shares, of which 3,665,254 are shares directly owned by A IV,
                                              74,697  are  shares  directly  owned by AKTSU,  and  145,462  are shares directly  owned  by  AI93.  Patterson  may  be  deemed  to  have  shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,971,903
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    28.8%
------------ ---------------------------------------------------------------------------------------------------------
             TYPE OF REPORTING PERSON*                                                              IN
12
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00508B 10 2                                             13 G                  Page 14 of 22 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      G. Carter Sednaoui ("Sednaoui")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,885,413  shares, of which 3,665,254 are shares directly owned by A IV,
                                              74,697  are  shares  directly  owned by AKTSU,  and  145,462  are shares directly  owned by AI93.  Sednaoui  may be deemed to have shared  voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,885,413  shares, of which 3,665,254 are shares directly owned by A IV,
                                              74,697  are  shares  directly  owned by AKTSU,  and  145,462  are shares
                                              directly  owned  by  AI93.   Sednaoui  may  be  deemed  to  have  shared
                                              dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,885,413
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    28.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00508B 10 2                                             13 G                  Page 15 of 22 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      James R. Swartz ("Swartz")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,885,413  shares, of which 3,665,254 are shares directly owned by A IV,
                                              74,697  are  shares  directly  owned by AKTSU,  and  145,462  are shares directly owned by AI93. Swartz may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,885,413  shares, of which 3,665,254 are shares directly owned by A IV,
                                              74,697  are  shares  directly  owned by AKTSU,  and  145,462  are shares directly owned by AI93. Swartz may be deemed to have shared  dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,885,413
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    28.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Actuate Software Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  999 Baker Way, Suite 270
                  San Mateo, California 94404

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Accel IV L.P. ("A IV"), Accel Keiretsu L.P. ("AKTSU"), Accel Investors '93 L.P. ("AI93"), Accel IV Associates L.P. ("A IV Assoc."), Accel Partners & Co. Inc. ("AP&C"), Swartz Family Partnership L.P. ("SFP"), Ellmore C. Patterson Partners ("ECPP"), James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"), Paul
H. Klingenstein ("Klingenstein"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui") and James R. Swartz ("Swartz"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  428 University Avenue
                  Palo Alto, CA  94301

ITEM 2(c)         CITIZENSHIP:

                  A IV, AKTSU, AI93, A IV Assoc., ECPP and SFP are Delaware Limited Partnerships, AP&C is a Delaware S Corporation and Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 00508B 10 2

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1998:

                      (a)  Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                      (b)  Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                      (c)  Number of shares as to which such person has:

                             (i)   Sole power to vote or to direct the vote:

                                   See Row 5 of cover page for each Reporting Person.

                             (ii)  Shared power to vote or to direct the vote:

                                   See Row 6 of cover page for each Reporting Person.

                             (iii) Sole  power  to  dispose  or  to  direct  the
                                   disposition of:

                                   See Row 7 of cover page for each Reporting Person.

                             (iv) Shared power to dispose or to direct the disposition of:

                                   See Row 8 of cover page for each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                                    Under certain circumstances set forth in the
                  limited partnership agreements of A IV, A IV Assoc., AKTSU, AI93 and ECPP, the general and/or limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such fund.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                    SIGNATURE
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1999




Entities:

Accel IV L.P.
Accel Keiretsu L.P.
Accel Investors '93 L.P.
Accel IV Associates L.P.
Accel Partners & Co. Inc.         By:   /s/  G. Carter Sednaoui
Ellmore C. Patterson Partners           ------------------------------------
Swartz Family Partnership L.P.          G. Carter Sednaoui, Attorney-in-fact
                                        for above-listed entities


Individuals:

James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Paul H. Klingenstein
Arthur C. Patterson
G. Carter Sednaoui                By:   /s/  G. Carter Sednaoui
James R. Swartz                         ---------------------------------------
                                        G. Carter Sednaoui, Individually and as
                                        Attorney-in-fact for above-listed
                                        individuals

                                  EXHIBIT INDEX
                                  -------------



                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   21

Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact         22

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Actuate Software Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Dated:  February 12, 1999


Entities:

Accel IV L.P.
Accel Keiretsu L.P.
Accel Investors '93 L.P.
Accel IV Associates L.P.
Accel Partners & Co. Inc.          By:  /s/  G. Carter Sednaoui
Ellmore C. Patterson Partners           ------------------------------------
Swartz Family Partnership L.P.          G. Carter Sednaoui, Attorney-in-fact
                                         for above-listed entities


Individuals:

James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Paul H. Klingenstein
Arthur C. Patterson
G. Carter Sednaoui                 By:  /s/  G. Carter Sednaoui
James R. Swartz                         ---------------------------------------
                                        G. Carter Sednaoui, Individually and as
                                        Attorney-in-fact for above-listed
                                        individuals

                                    EXHIBIT B
                                    ---------

               REFERENCE TO G. CARTER SEDNAOUI AS ATTORNEY-IN-FACT



                  G. Carter Sednaoui has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.